Exhibit 99

Part II

Item 6.                         Selected Financial Data

	2007	2006	2005	2004	2003
Net sales from continuing operations	$1,365,729,000	$1,327,735,000	$1,132,382,000	$1,114,891,000	$991,396,000

Income from continuing operations	$28,165,000	$45,856,000	$42,980,000	$46,528,000	$37,894,000
Income (loss) from discontinued operations	(6,086,000)	5,930,000	5,833,000	7,331,000	5,128,000
Net income	$22,079,000	$51,786,000	$48,813,000	$53,859,000	$43,022,000

Earnings (loss) per share:
Basic:
Continuing operations	$.94	$1.53	$1.44	$1.56	$1.17
Discontinued operations	(.20)	.20	.20	.25	.16
	$.74	$1.73	$1.64	$1.81	$1.33
Diluted:
Continuing operations	$.91	$1.46	$1.37	$1.47	$1.13
Discontinued operations	(.20)	.19	.18	.24	.15
	$.71	$1.65	$1.55	$1.71	$1.28

Total assets	$959,858,000	$928,214,000	$851,427,000	$749,516,000	$678,730,000

Long-term obligations	$229,438,000	$209,228,000	$196,540,000	$154,445,000	$155,483,000

Item 7.                          Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

Net sales from continuing operations for the year ended September 30, 2007 increased to $1.4 billion, up from $1.3 billion in 2006. Income from continuing operations was $28.2 million, or $.91 per diluted share, for fiscal 2007 compared to $45.9 million, or $1.46 per diluted share, last year. Loss from discontinued operations was $6.1 million, or a loss of $.20 per diluted share, compared to income from discontinued operations of $5.9 million, or $.19 per diluted share, last year. Net income for fiscal 2007 was $22.1 million, or $.71 per diluted share, compared to $51.8 million, or $1.65 per diluted share, last year.

The Electronic Information and Communications Systems segment had another strong year in fiscal 2007. This segment achieved a 22% increase in net sales and a 16% increase in operating profit compared to last year primarily from contract work from the Warlock-Duke program with Syracuse Research Corporation (SRC). However, sales growth decreased as the year went on primarily due to the wind down of the SRC program. The segment did receive an additional $11 million contract with SRC and opportunities exist for additional related work in fiscal 2008; however, the segment is not anticipating this program contributing to revenue and operating income in the same way it has for the past two years. If the company cannot replace this program with other business, sales and operating income in 2008 will be lower than 2007. The segment’s other programs continue to expand and funded backlog is approximately $309 million at September 30, 2007. The MH-60 program is expected to ramp up to approximately $100 million per year run rate this year, with the opportunity to increase an additional 10% - 20%. Additional contracts for this program totaling $360 million were recently awarded.

The company’s Garage Doors segment declined from fiscal 2006 with sales and operating profits decreasing 13% and 83%, respectively. The decline has been primarily the result of poor market conditions in residential housing. The segment continues to be concerned about trends in market conditions and the outlook for 2008. Key statistics are poor and, in some cases, getting worse. Current data compared to prior year show new home starts down 34%, new home sales down 25% and an 8.2 month supply of new homes. Existing home sales are down 15% and the inventory of existing homes is up 33% and now stands at a 10 month supply. The segment is doing everything it can to retain its customer base and where possible to take market share, to offset the shrinking market. Consistent with the segment’s forecast from a year ago, steel costs in fiscal 2007 were relatively stable compared to 2006. The segment is expecting similar stability for 2008. This stability could be negatively impacted if the relatively low demand level for steel were to strengthen. During the year excellent progress was made in bringing the new Troy, Ohio facility on line. Two of the most important product lines are now being produced in Troy. Also, the product offerings previously made in the closed facilities are being made in Troy. By the end of 2008, the segment expects to be producing two additional insulated door product lines there. The lines, in general, are designed with more automation and the segment anticipates they will achieve greater efficiencies. As a result of the company’s decision to exit the Installation Services business (see below), two Installation Services units were transferred into the Garage Doors segment. All periods presented herein have been recasted to include the operating results of these two units in the Garage Doors segment.

The Specialty Plastic Films segment had increases in sales (7%) and operating income (12%) in fiscal 2007. This year the segment started shipping commercial quantities of a new product, elastic laminates, for the hygiene products market. This product had not ramped up as anticipated in previous quarters. Recently, good progress has been made and the segment is optimistic that sales for these new products will ramp up significantly in fiscal 2008. Overall efficiency levels started to reach targeted levels later on in the year and the segment continues to study ways to achieve additional operational efficiencies. Resin price fluctuations had a favorable impact on operating income for the year, however, recently resin prices have been increasing and the segment is concerned about the impact it may have on 2008 results. Over the past several years, the segment has been successful in diversifying its customer portfolio. While the segment expects to be challenged with resin prices and new product roll-outs, it is optimistic that work on the cost structure and product mix will result in improved performance for 2008.

Discontinued Operations

As a result of the downturn in the residential housing market and the impact on the Installation Services segment, Griffon’s management initiated a plan during the second quarter of fiscal 2008 to exit certain markets within the Installation Services segment through the sale or disposition of business units. As part of the decision to exit certain markets, Griffon closed three units of the Installation Services segment in the second quarter of fiscal 2008. Accordingly, Griffon reported those units as discontinued operations in its Quarterly Report on Form 10-Q for the period ended March 31, 2008.

Subsequently, during the third quarter of fiscal 2008, Griffon’s board of directors approved a plan to exit all other operating activities of the Installation Services segment in 2008, with the exception of two units which were merged into the Garage Doors segment. The plan met the criteria for discontinued operations classification in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As part of this plan, Griffon closed one additional unit during the third quarter of fiscal 2008, sold nine units to one buyer in the third quarter of fiscal 2008 and entered into an agreement in the fourth quarter of fiscal 2008 to sell the remaining two units. Operating results of substantially all of the Installation Services segment were reported as discontinued operations in the consolidated statements of income for all periods presented in Griffon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and, beginning with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, the Installation Services segment is excluded from segment reporting.

RESULTS OF OPERATIONS

Fiscal 2007 Compared to Fiscal 2006

Operating results from continuing operations (in thousands) by business segment were as follows:

	Net Sales		Operating Profit
	2007	2006	2007	2006
Electronic Information and Communication Systems	$472,549	$387,437	$45,888	$39,609
Garage Doors	486,606	558,925	7,117	42,493
Specialty Plastic Films	406,574	381,373	17,263	15,450
	$1,365,729	$1,327,735	$70,268	$97,552

Electronic Information and Communication Systems

Net sales of the Electronic Information and Communication Systems segment increased $85.1 million compared to last year primarily from an SRC contract revenue increase of $47 million and MH-60 program revenue of $31 million.

Operating profit of the Electronic Information and Communication Systems segment increased $6.3 million compared to last year. Gross margin percentage decreased to 18.7% from 19.4% last year, principally due to lower margins on the SRC contract. Selling, general and administrative expenses increased approximately $7 million over last year but, as a percentage of sales, was 9.1% compared to 9.4% last year due to the sales growth.

Garage Doors

Net sales of the Garage Doors segment decreased by $72.3 million compared to 2006. The sales decrease was principally due to lower sales volumes to dealers and retailers ($89 million), partially offset by higher selling prices that passed on the effect of higher raw material costs to customers, favorable product mix and improved product quality that resulted in decreased customer deductions ($25 million in aggregate).

Operating profit of the Garage Doors segment decreased $35.4 million compared to last year. Gross margin percentage was 28.2% in 2007 compared to 30.8% in 2006, reflecting lower sales volume which resulted in less overhead absorption and increased material costs. Selling, general and administrative expenses decreased approximately $1.2 million from 2006, as lower freight and distribution costs were partially offset by costs associated with the closure of a manufacturing facility in Tempe, Arizona and the movement of a production line from Tempe to Troy, Ohio. As a percentage of sales, selling, general and administrative expenses were 26.8% in 2007 compared to 23.5% in 2006.

Specialty Plastic Films

Net sales of the Specialty Plastic Films segment increased $25.2 million compared to last year. The increase reflects higher unit volumes ($33 million) principally related to strong European volume and sales of the new, elastic laminates product in North America, the effect ($5 million) of selling price adjustments to partially pass increased raw material costs to customers, and the impact of a weaker U.S. dollar on translated sales ($19 million), offset in part by lower selling prices to the segment’s major customer, unfavorable product mix and the timing of development cost reimbursements ($32 million).

Gross margin percentage decreased to 15.5% from 17.2% last year primarily due to the lower selling prices to the segments major customer. The increase in operating profit was primarily attributable to higher unit sales volume, the impact of resin price and cost fluctuations, the weaker U.S. dollar and its impact on foreign sales, profit contribution of new products and lower operational expenses somewhat offset by lower selling prices to the segments major customer. Selling, general and administrative expenses decreased $4 million compared to last year principally due to the elimination of start-up costs related to the Brazilian facility and lower costs due to a reduction in force at the end of 2006. As a percentage of sales, selling, general and administrative expenses were 11.9 % in 2007 compared to 13.7% last year.

Interest Expense

Interest expense increased by $2 million compared to 2006 principally due to higher levels of outstanding borrowings throughout the year.

Income Tax Expense

The provision for income taxes from continuing operations for the fiscal year ended September 30, 2007 reflects a rate that is lower than the statutory United States and applicable foreign tax rates primarily due to a reversal of approximately $1.4 million of estimated income tax liabilities in connection with closed tax years and a statutory tax rate change in Germany that caused an adjustment in the valuation of net deferred tax liabilities of approximately $1 million.

Discontinued operations

Net sales of the Installation Services’ operating units were $250.9 million and $308.8 million for fiscal 2007 and 2006, respectively. Operating profit (loss) of the Installation Services’ operating units was $(9.8) million and $9.6 million for fiscal 2007 and 2006, respectively.

Net sales of the Installation Services segment decreased $57.9 million compared to last year. The lower sales was primarily attributed to decreased revenue in the Las Vegas and Atlanta markets resulting from a decline in flooring, fireplace, garage door and appliance installations sales offset by cabinet sale gains attributable to the cabinet installation company acquisition.

Operating profit of the Installation Services segment decreased $19.4 million compared to last year, reflecting lower unit volumes. Gross margin percentage increased to 29.7% from 29.2% last year due to improved sales mix and higher margins from the cabinet installation company acquisition. Selling, general and administrative expenses increased approximately $3.6 million due primarily to expenses from the cabinet installation company acquisition and additional bad debt expense due to increased risk in accounts receivable related to the impact of the general market decline. As a percentage of sales, selling, general and administrative expenses were 33.6% in 2007 compared to 26.1% in 2006.

Fiscal 2006 Compared to Fiscal 2005

Operating results from continuing operations (in thousands) by business segment were as follows:

	Net Sales		Operating Profit
	2006	2005	2006	2005
Electronic Information and Communication Systems	$387,437	$220,993	$39,609	$18,117
Garage Doors	558,925	541,231	42,493	39,659
Specialty Plastic Films	381,373	370,158	15,450	31,582
	$1,327,735	$1,132,382	$97,552	$89,358

Electronic Information and Communication Systems

Net sales of the Electronic Information and Communication systems segment increased $166.4 million compared to 2005. The SRC contract accounted for the significant growth in revenue, with the MH-60R program also contributing.

Operating profit of the Electronic Information and Communication Systems segment increased $21.5 million compared to 2005. Gross margin percentage decreased to 19.4% from 23.4% in 2005, principally due to lower margins on production programs and cost growth on certain development programs. The effect of lower margins was offset by the sales increase. Selling, general and administrative expenses increased approximately $2 million over 2005 but, as a percentage of sales, was 9.4% compared to 15.5% in 2005 due to the sales growth.

Garage Doors

Net sales of the Garage Doors segment increased by $17.7 million compared to 2005. The sales growth was principally due to selling price increases ($12 million) that partially passed the effect of higher raw material costs to customers and favorable product mix ($9 million) partly offset by the effect of lower unit volume ($4 million).

Operating profit of the Garage Doors segment increased $2.8 million compared to 2005. Gross margin percentage was 30.8% in 2006 compared to 29.7% in 2005, reflecting the selling price increases and improved product mix. The positive effects of increased sales and margins were partly offset by higher selling, general and administrative expenses which increased $7.7 million over 2005 primarily due to higher distribution and freight costs and increased marketing and advertising. As a percentage of sales, selling, general and administrative expenses increased to 23.5% from 22.8% in 2005.

Specialty Plastic Films

Net sales of the Specialty Plastic Films segment increased $11.2 million compared to 2005. The increase was primarily due to higher unit volume ($23 million) principally related to new programs with private label manufacturers in Europe and the effect ($7 million) of selling price adjustments to partially pass increased raw material costs to customers, partly offset by the change in product mix ($19 million) compared to 2005.

Operating profit of the Specialty Plastic Films segment decreased $16.1 million compared to 2005. Gross margin percentage decreased to 17.2% from 21.4% in 2005. The lower gross margin and operating profit reflect product mix changes, the effect ($7 million) of higher raw material costs, start-up costs for new customer programs and related manufacturing inefficiencies, and a charge of approximately $2 million for a reduction in force. Selling, general and administrative expenses increased by approximately $4 million principally due to expenses ($2 million) related to the new Brazil facility, higher distribution costs, and a full year of intangible asset amortization. As a percentage of sales, selling, general and administrative expenses were 13.7% in 2006 compared to 13.1% in 2005.

Interest Expense

Interest expense increased by $2.2 million compared to 2005 principally due to higher levels of outstanding borrowings throughout the year.

Income Tax Expense

The provision for income taxes from continuing operations for the fiscal year ended September 30, 2006 reflects a rate that is lower than the statutory United States and applicable foreign tax rates primarily due to the reversal of approximately $1.4 million of estimated income tax liabilities in connection with closed tax years.

Discontinued operations

Net sales of the Installation Services’ operating units were $308.8 million and $269.6 million for fiscal 2006 and 2005, respectively. Operating profit of the Installation Services’ operating units was $9.6 million and $8.0 million for fiscal 2006 and 2005, respectively.

Net sales of the Installation Services segment increased by $39.2 million compared to 2005. The higher sales resulted from a strong construction environment in 2006 and market share gains in the segment’s Phoenix market, tempered by the effect of increased competition including the loss of certain customer accounts in the Las Vegas market.

Operating profit of the Installation Services segment increased by $1.6 million compared to 2005. Gross margin percentage increased to 29.2% from 26.7% in 2005 as a result of a favorable product mix. Selling, general and administrative expenses increased $9.4 million due primarily to higher distribution and selling costs to support the sales increase, and as a percentage of sales, was 26.1% in 2006 compared to 23.8% in 2005.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow generated by continuing operations for 2007 was $59.7 million compared to $19.4 million last year and working capital, inclusive of working capital of discontinued operations, was $354.2 million at September 30, 2007. Operating cash flows increased compared to last year due primarily to lower inventory and accounts receivable levels, partly offset by decreases in current liabilities. The wind down of the Warlock-Duke program with SRC was a key contributor to the increase in operating cash flows.

Net cash used in investing activities of continuing operations during 2007 was $41.2 million. The company had capital expenditures of $29.7 million, the majority of it for the Garage Doors and Specialty Plastic Films segments.

Net cash provided by financing activities of continuing operations during 2007 was $14.3 million. In December 2006, the company and a subsidiary modified its existing senior secured multicurrency revolving credit facility in the amount of up to $175 million and extending its remaining term to five years. Commitments under the credit agreement may be increased by $50 million under certain circumstances upon request of the company. Borrowings under the credit agreement bear interest at rates based upon LIBOR or the prime rate, are collateralized by stock of a subsidiary of the Company, the net assets of which aggregated approximately $465,000,000 at September 30, 2007, and contain certain covenants including a consolidated leverage ratio, a consolidated fixed charges ratio and minimum consolidated net worth. The net proceeds of additional borrowings under the credit agreement have primarily been used to acquire the cabinet installation company. Approximately $4.4 million was used to acquire a total of 208,000 shares of common stock. Approximately 1.4 million shares of common stock are available for purchase pursuant to the company’s stock buyback program and additional purchases, including any 10b5-1 plan purchases, will be made, depending upon market conditions, at prices deemed appropriate by management.

As a result of the downturn in the residential housing market and the impact on the Installation Services segment, the company’s management initiated a plan during the second quarter of fiscal 2008 to exit certain markets within the Installation Services segment through the sale or disposition of business units. In that quarter, the company closed three units. In May 2008, the company’s Board of Directors approved a plan to exit substantially all operating activities of the Installation Services segment in 2008, with the exception of two units which were merged into the Garage Doors segment. As part of this plan, Griffon closed one additional unit during the third quarter of fiscal 2008, sold nine units to one buyer in the third quarter of fiscal 2008 and entered into an agreement in the fourth quarter of fiscal 2008 to sell the remaining two units. Operating results of substantially all of the Installation Services segment were reported as discontinued operations in the consolidated statements of income for all periods presented. (See Note 2 to the consolidated financial statements.) The company reported aggregate disposal costs of $36.2 million for the nine months ended June 30, 2008 and presently estimates that it may incur additional total disposal costs of up to $17 million for the remainder of fiscal 2008, of which $5 million to $10 million is estimated to be cash-related.

During fiscal 2007, the company generated cash from operating activities of discontinued operations of $6.0 million. During fiscal 2007, cash used in investing activities of discontinued operations of $17.2 million was primarily from the acquisition by the Installation Services segment of a cabinet installation company in January 2007 for $16.6 million. The acquisition was a cash transaction plus performance-based payments determined over a three-year period.

Contractual Obligations

At September 30, 2007, payments to be made pursuant to significant contractual obligations are as follows (000’s omitted):

Year	Purchase Obligations	Capital Expenditures	Operating Leases	Debt Repayments	Interest	Total
2008	$101,255	$4,916	$32,000	$1,521	$11,575	$151,267
2009	8,657	—	22,000	1,706	11,449	43,812
2010	1,521	—	16,000	1,835	11,354	30,710
2011	74	—	10,000	1,750	11,097	22,921
2012	—	—	8,000	77,186	6,986	92,172
Thereafter	—	—	5,000	146,961	59,706	211,667

The purchase obligations are generally for the purchase of goods and services in the ordinary course of business. The company uses blanket purchase orders to communicate expected requirements to certain of its vendors. Purchase obligations reflect those purchase orders where the commitment is considered to be firm. Purchase obligations that extend beyond 2008 are principally related to long-term contracts received from customers of the Electronic Information and Communication Systems segment.

A wholly-owned subsidiary of the company has a lease agreement that limits dividends it may pay to the parent company. The agreement permits the payment of income taxes based on a tax sharing arrangement, and dividends based on a percentage of the subsidiary’s net income. At September 30, 2007, the subsidiary had net assets of approximately $465 million.

The company has outstanding $130,000,000 of 4% convertible subordinated notes due 2023 (the “Notes”). Holders of the Notes may require the company to repurchase all or a portion of their Notes on July 18, 2010, 2013 and 2018, and upon a change in control.

The company expects that cash flows from operations, together with existing cash, bank lines of credit and lease line availability, should be adequate to satisfy contractual obligations and finance presently anticipated working capital and capital expenditure requirements.

ACCOUNTING POLICIES AND PRONOUNCEMENTS

Critical Accounting Policies

The company’s significant accounting policies are set forth in Note 1 of “Notes to Consolidated Financial Statements.” The following discussion of critical accounting policies addresses those policies that require management judgment and estimates and are most important in determining the company’s operating results and financial condition.

The company recognizes revenues for most of its operations when title and the risks of ownership pass to its customers. Provisions for estimated losses resulting from the inability of our customers to remit payments are recorded in the company’s consolidated financial statements. Judgment is required to estimate the ultimate realization of receivables, including specific reviews for collectibility when, based on an evaluation of facts and circumstances, the company may be unable to collect amounts owed to it, as well as estimation of overall collectibility of those receivables that have not required specific review.

The company’s Electronic Information and Communication Systems segment does a significant portion of its business under long-term contracts. This unit generally recognizes contract-related revenue and profit using the percentage of completion method of accounting, which relies on estimates of total expected contract costs. A significant amount of judgment is required to estimate contract costs, including estimating many variables such as costs for material, labor and subcontracting costs, as well as applicable indirect costs. The company follows this method of accounting for its long-term contracts since reasonably dependable estimates of costs applicable to various elements of a contract can be made. Since the financial reporting of these contracts depends on estimates, recognized revenues and profit are subject to revisions as contracts progress to completion. Contract cost estimates are generally updated quarterly. Revisions in revenue and profit estimates are reflected in the period in which the circumstances requiring the revision become known. Provisions are made currently for anticipated losses on uncompleted contracts.

Inventory is stated at the lower of cost (principally first-in, first-out) or market. Inventory valuation requires the company to use judgment to estimate any necessary allowances for excess, slow-moving and obsolete inventory, which estimates are based on assessments about future demands, market conditions and management actions.

The company sponsors several defined benefit pension plans. The amount of the company’s liability for pension benefits and the amount of pension expense recognized in the financial statements is determined using actuarial assumptions such as the discount rate, the long-term rate of return on plan assets and the rate of compensation increases. Judgment is required to annually determine the rates to be used in performing the actuarial calculations. The company evaluates these assumptions with its actuarial and investment advisors and believes that they are within accepted industry ranges. In 2007, the discount rate was raised to reflect current market conditions.

Upon acquisition, the excess of cost over the fair value of an acquired business’ net assets is recorded as goodwill. Annually in its fourth fiscal quarter, the company evaluates goodwill for impairment by comparing the carrying value of its operating units to estimates of the related operation’s fair values. An evaluation would also be performed if an event occurs or circumstances change such that the estimated fair value of the company’s operating units would be reduced below its carrying value.

The company depreciates property, plant and equipment on a straight-line basis over their estimated useful lives, which are based upon the nature of the assets and their planned use in the company’s operations. Events and circumstances such as changes in operating plans, technological change or regulatory matters could affect the manner in which long-lived assets are held and used. Judgment is required to establish depreciable lives for operating assets and to evaluate events or circumstances for indications that the value of long-lived assets has been impaired.

Income taxes include current year amounts that are payable or refundable and deferred taxes reflecting the company’s estimate of the future tax consequences of temporary differences between amounts reflected in the financial statements and their tax basis. Changes in tax laws and rates may affect the amount of recorded deferred tax assets and liabilities.

Off-Balance Sheet Arrangements

Except for operating leases and purchase obligations as disclosed herein, the company is not a party to any off-balance sheet arrangements.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards Nos. 155, “Accounting for Certain Hybrid Financial Instruments”; 156, “Accounting for Servicing of Financial Assets”; 157, “Fair Value Measurements”; 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”; 159, “The Fair Value Option for Financial Assets and Liabilities”; Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”; and Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” SFAS 155 establishes the accounting for certain derivatives embedded in other financial instruments. SFAS 156 amends the accounting for separately recognized servicing assets and liabilities.  SFAS 157 defines and emphasizes fair value as a market-based measurement. SFAS 158 requires the recognition of the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability on the balance sheet and to recognize changes in funded status in the year in which the changes occur through comprehensive income (see Note 5). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value. SAB 108 requires quantification of financial statement misstatements based on the effects of the misstatement on the financial statements and the related financial statement disclosures. Interpretation 48, which becomes effective in fiscal 2008, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The company does not believe that the adoption of SFAS 155, SFAS 156, SFAS 157, SFAS 158, SFAS 159 and SAB 108 have had or will have a material effect on the company’s consolidated financial position, results of operations or cash flows. The company is currently assessing what the effects of Interpretation 48 will be on the financial statements.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this annual report, including without limitation statements regarding the company’s financial position, business strategy, and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this annual report, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, conditions in the housing market, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Item 8.                          Financial Statements and Supplementary Data

The financial statements of the company and its subsidiaries and the reports thereon of Grant Thornton LLP and of PricewaterhouseCoopers LLP are included herein:

•       Reports of Independent Registered Public Accounting Firms.

•       Consolidated Balance Sheets at September 30, 2007 and 2006.

•       Consolidated Statements of Income, Cash Flows and Shareholders’ Equity for the years ended September 30, 2007, 2006 and 2005.

•       Notes to Consolidated Financial Statements.

•       Schedule I – Condensed Financial Information of Registrant.

•       Schedule II – Valuation and Qualifying Accounts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Griffon Corporation

We have audited the accompanying consolidated balance sheets of Griffon Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of September 30, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. Our audits of the basic financial statements included the financial statement schedules listed in the index appearing under Item 8. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Griffon Corporation and subsidiaries as of September 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited the adjustments to the 2005 consolidated financial statements to retrospectively apply the discontinued operations, as described in Note 2 of the notes to consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to the 2005 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2005 consolidated financial statements taken as a whole.

As discussed in Note 5 of the notes to consolidated financial statements, the Company has adopted the recognition and disclosure provisions of Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective September 30, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria) and our report dated November 28, 2007 (not separately included herein) expressed an unqualified opinion thereon.

/s/ Grant Thornton LLP

Melville, New York

November 28, 2007 (except for the adjustments to retrospectively apply the discontinued operations as described in Note 2 as to which the date is August 19, 2008)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Griffon Corporation:

In our opinion, the consolidated statements of income, shareholders’ equity and cash flows for the year ended September 30, 2005, before the effects of the adjustments to retrospectively reflect the discontinued operations of the Installation Services business described in Note 2, present fairly, in all material respects, the results of operations and cash flows of Griffon Corporation and subsidiaries (the “Company”) for the year ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America (the 2005 financial statements before the effects of the adjustments discussed in Note 2 are not presented herein). In addition, in our opinion, the financial statement schedules, before the effects of the adjustments described above, for the year ended September 30, 2005 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the discontinued operations of the Installation Services business described in Note 2 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 13, 2005

GRIFFON CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,747,000	$22,389,000
Accounts receivable, less allowance for doubtful accounts of $6,337,000 in 2007 and $6,307,000 in 2006	172,333,000	198,079,000
Contract costs and recognized income not yet billed	77,184,000	68,279,000
Inventories	143,962,000	144,458,000
Prepaid expenses and other current assets	47,670,000	39,997,000
Assets of discontinued operations	62,897,000	71,802,000
Total current assets	548,793,000	545,004,000
PROPERTY, PLANT AND EQUIPMENT, at cost, net of depreciation and amortization	230,232,000	228,580,000
OTHER ASSETS
Costs in excess of fair value of net assets of businesses acquired, net	108,417,000	99,540,000
Intangible assets and other	58,818,000	49,364,000
	167,235,000	148,904,000
ASSETS OF DISCONTINUED OPERATIONS	13,598,000	5,726,000
	$959,858,000	$928,214,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable and current portion of long-term debt	$3,392,000	$8,092,000
Accounts payable	99,007,000	117,557,000
Accrued liabilities	60,764,000	68,703,000
Income taxes	14,153,000	18,431,000
Liabilities of discontinued operations	17,287,000	23,516,000
Total current liabilities	194,603,000	236,299,000
LONG-TERM DEBT	229,438,000	209,228,000
OTHER LIABILITIES AND DEFERRED CREDITS	62,429,000	63,914,000
LIABILITIES OF DISCONTINUED OPERATIONS	6,449,000	6,328,000
Total Liabilities and Deferred Credits	492,919,000	515,769,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.25 per share, authorized 3,000,000 shares, no shares issued	—	—
Common stock, par value $.25 per share, authorized 85,000,000 shares, issued 42,328,821 shares in 2007 and 41,628,059 shares in 2006	10,582,000	10,407,000
Capital in excess of par value	180,022,000	167,246,000
Retained earnings	461,163,000	439,084,000
Treasury shares, at cost, 12,399,115 common shares in 2007 and 11,779,462 common shares in 2006	(212,731,000)	(201,844,000)
Accumulated other comprehensive income (loss)	29,522,000	(406,000)
Deferred compensation	(1,619,000)	(2,042,000)
Total shareholders’ equity	466,939,000	412,445,000
	$959,858,000	$928,214,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years ended September 30,
	2007	2006	2005
Net sales	$1,365,729,000	$1,327,735,000	$1,132,382,000
Cost of sales	1,071,173,000	1,007,028,000	833,321,000
Gross profit	294,556,000	320,707,000	299,061,000
Selling, general and administrative expenses	245,901,000	245,112,000	226,566,000
Income from operations	48,655,000	75,595,000	72,495,000
Other income (expense):
Interest expense	(12,508,000)	(10,492,000)	(8,266,000)
Interest income	2,397,000	1,780,000	2,085,000
Other, net	2,892,000	2,262,000	4,610,000
	(7,219,000)	(6,450,000)	(1,571,000)
Income from continuing operations before income taxes	41,436,000	69,145,000	70,924,000
Provision for income taxes	13,271,000	23,289,000	23,529,000
Income from continuing operations before minority interest and discontinued operations	28,165,000	45,856,000	47,395,000
Minority interest	—	—	(4,415,000)
Income from continuing operations before discontinued operations	28,165,000	45,856,000	42,980,000
Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	(9,804,000)	9,553,000	8,021,000
Provision (benefit) for income taxes	(3,718,000)	3,623,000	2,188,000
Income (loss) from discontinued operations	(6,086,000)	5,930,000	5,833,000
Net income	$22,079,000	$51,786,000	$48,813,000

Basic earnings (loss) per share:
Continuing operations	$.94	$1.53	$1.44
Discontinued operations	(.20)	.20	.20
	$.74	$1.73	$1.64
Diluted earnings (loss) per share:
Continuing operations	$.91	$1.46	$1.37
Discontinued operations	(.20)	.19	.18
	$.71	$1.65	$1.55

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended September 30,
	2007	2006	2005
Cash flows from operating activities – continuing operations:
Net income	$22,079,000	$51,786,000	$48,813,000
Loss (income) from discontinued operations	6,086,000	(5,930,000)	(5,833,000)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	40,356,000	33,974,000	31,397,000
Stock-based compensation	2,412,000	1,711,000	—
Gain on sale of land and building	—	—	(3,744,000)
Minority interest	—	—	4,415,000
Provision for losses on accounts receivable	649,000	863,000	726,000
Deferred income taxes	(10,004,000)	(4,012,000)	(1,740,000)
Change in assets and liabilities:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	20,174,000	(68,557,000)	(19,708,000)
(Increase) decrease in inventories	3,651,000	(12,117,000)	(4,102,000)
(Increase) decrease in prepaid expenses and other assets	(141,000)	739,000	(864,000)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(29,563,000)	21,438,000	4,316,000
Other changes, net	3,999,000	(541,000)	2,376,000
	37,619,000	(32,432,000)	7,239,000
Net cash provided by operating activities – continuing operations	59,698,000	19,354,000	56,052,000
Cash flows from investing activities – continuing operations:
Acquisition of property, plant and equipment	(29,737,000)	(41,653,000)	(39,448,000)
Proceeds from sale of land and building	—	—	6,931,000
Acquisition of minority interest in subsidiaries	—	—	(85,928,000)
Acquired businesses	(818,000)	(1,304,000)	(9,577,000)
(Increase) decrease in equipment lease deposits	(6,092,000)	(1,988,000)	6,856,000
Funds restricted for capital projects	(4,521,000)	—	—
Net cash used in investing activities – continuing operations	(41,168,000)	(44,945,000)	(121,166,000)
Cash flows from financing activities – continuing operations:
Purchase of shares for treasury	(4,355,000)	(19,811,000)	(25,909,000)
Proceeds from issuance of long-term debt	47,891,000	74,000,000	67,778,000
Payments of long-term debt	(27,650,000)	(69,892,000)	(25,038,000)
Increase (decrease) in short-term borrowings	(5,834,000)	(398,000)	1,045,000
Exercise of stock options	2,588,000	2,639,000	20,261,000
Tax benefit from exercise of stock options	1,346,000	4,136,000	—
Distributions to minority interest	—	(354,000)	(1,362,000)
Other, net	271,000	(179,000)	—
Net cash provided by (used in) financing activities – continuing operations	14,257,000	(9,859,000)	36,775,000
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	5,963,000	(3,070,000)	2,270,000
Net cash used in investing activities	(17,184,000)	(454,000)	(552,000)
Net cash provided by (used in) discontinued operations	(11,221,000)	(3,524,000)	1,718,000
Effect of exchange rate changes on cash and cash equivalents	792,000	700,000	(763,000)
Net increase (decrease) in cash and cash equivalents	22,358,000	(38,274,000)	(27,384,000)
Cash and cash equivalents at beginning of year	22,389,000	60,663,000	88,047,000
Cash and cash equivalents at end of year	$44,747,000	$22,389,000	$60,663,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended September 30, 2007, 2006 and 2005

	COMMON STOCK		CAPITAL IN EXCESS OF	RETAINED	TREASURY SHARES		ACCUMULATED OTHER COMPREHENSIVE	DEFERRED		COMPREHENSIVE
	SHARES	PAR VALUE	PAR VALUE	EARNINGS	SHARES	COST	INCOME	COMPENSATION	Total	INCOME
Balances, October 1, 2004	38,006,139	$9,502,000	$115,160,000	$338,485,000	9,014,509	$(136,147,000)	$(5,051,000)	$(2,977,000)	$318,972,000
Foreign currency translation adjustment	—	—	—	—	—	—	3,904,000	—	3,904,000	$3,904,000
Minimum pension liability adjustment	—	—	—	—	—	—	(12,451,000)	—	(12,451,000)	(12,451,000)
Net income	—	—	—	48,813,000	—	—	—	—	48,813,000	48,813,000
Comprehensive income	—	—	—	—	—	—	—	—	—	$40,266,000
Amortization of deferred compensation	—	—	—	—	—	—	—	606,000	606,000
Purchase of treasury shares	—	—	—	—	1,096,600	(25,909,000)	—	—	(25,909,000)
Exercise of stock options	2,456,363	614,000	26,090,000	—	391,787	(8,770,000)	—	—	17,934,000
Tax benefit from exercise of stock options	—	—	8,661,000	—	—	—	—	—	8,661,000
Senior management incentive compensation plan	275,000	69,000	945,000	—	—	—	—	—	1,014,000
Other	4,246	1,000	509,000	—	—	—	—	(100,000)	410,000
Balances, September 30, 2005	40,741,748	10,186,000	151,365,000	387,298,000	10,502,896	(170,826,000)	(13,598,000)	(2,471,000)	361,954,000
Foreign currency translation adjustment	—	—	—	—	—	—	8,642,000	—	8,642,000	$8,642,000
Minimum pension liability adjustment	—	—	—	—	—	—	4,550,000	—	4,550,000	4,550,000
Net income	—	—	—	51,786,000	—	—	—	—	51,786,000	51,786,000
Comprehensive income	—	—	—	—	—	—	—	—	—	$64,978,000
Amortization of deferred compensation	—	—	—	—	—	—	—	549,000	549,000
Purchase of treasury shares	—	—	—	—	813,501	(19,811,000)	—	—	(19,811,000)
Exercise of stock options	881,307	220,000	9,632,000	—	463,065	(11,207,000)	—	—	(1,355,000)
Stock-based compensation	—	—	1,591,000	—	—	—	—	(120,000)	1,471,000
Tax benefit from exercise of stock options	—	—	4,136,000	—	—	—	—	—	4,136,000
Other	5,004	1,000	522,000	—	—	—	—	—	523,000
Balances, September 30, 2006	41,628,059	10,407,000	167,246,000	439,084,000	11,779,462	(201,844,000)	(406,000)	(2,042,000)	412,445,000
Foreign currency translation adjustment	—	—	—	—	—	—	28,477,000	—	28,477,000	$28,477,000
Minimum pension liability adjustment	—	—	—	—	—	—	2,972,000	—	2,972,000	2,972,000
Net income	—	—	—	22,079,000	—	—	—	—	22,079,000	22,079,000
Comprehensive income	—	—	—	—	—	—	—	—	—	$53,528,000
Amortization of deferred compensation	—	—	—	—	—	—	—	543,000	543,000
Purchase of treasury shares	—	—	—	—	208,300	(4,355,000)	—	—	(4,355,000)
Exercise of stock options	628,307	157,000	8,731,000	—	411,353	(6,532,000)	—	—	2,356,000
Stock-based compensation	—	—	2,291,000	—	—	—	—	(120,000)	2,171,000
Tax benefit from exercise of stock options	—	—	1,346,000	—	—	—	—	—	1,346,000
Impact of the adoption of SFAS No. 158 on September 30, 2007)	—	—	—	—	—	—	(1,521,000)	—	(1,521,000)
Other	72,455	18,000	408,000	—	—	—	—	—	426,000
Balances, September 30, 2007	42,328,821	$10,582,000	$180,022,000	$461,163,000	12,399,115	$(212,731,000)	$29,522,000	$(1,619,000)	$466,939,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Griffon Corporation and all subsidiaries. All significant intercompany items have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments, cash flows and credit risk

The company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash payments for interest were approximately $9,230,000, $7,462,000 and $8,026,000 in 2007, 2006 and 2005, respectively.

A substantial portion of the company’s trade receivables are from customers of the Garage Doors segment whose financial condition is dependent on the construction and related retail sectors of the economy.

The allowance for doubtful accounts reflects the estimated accounts receivable that will not be collected due to credit losses and customer returns and allowances. Provisions for estimated uncollectible accounts receivable are made for individual accounts based upon specific facts and circumstances including criteria such as their age, amount, and customer standing. Provisions are also made for other accounts receivable not specifically reviewed based upon historical experience.

The carrying values of cash and cash equivalents, accounts receivable, accounts and notes payable and revolving credit debt approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the revolving credit debt is based upon current market rates. The company’s 4% convertible notes are not listed for trading on any exchange and due to the complex nature of the notes, it is not practicable to determine their fair value.

Comprehensive income

Comprehensive income is presented in the consolidated statements of shareholders’ equity and consists of net income and other items of comprehensive income including minimum pension liability adjustments and foreign currency translation adjustments.

The components of accumulated other comprehensive income at September 30, 2007 were a foreign currency translation adjustment of $45,089,000 and a minimum pension liability adjustment, net of tax, of $(15,567,000). At September 30, 2006, accumulated other comprehensive income (loss) consisted of a foreign currency translation adjustment of $16,612,000, and a minimum pension liability adjustment, net of tax, of $(17,018,000). At September 30, 2005, accumulated other comprehensive income (loss) consisted of a foreign currency translation adjustment of $7,970,000, and a minimum pension liability adjustment, net of tax, of $(21,568,000).

Foreign currency

The financial statements of foreign subsidiaries were prepared in their respective local currencies and translated into U.S. Dollars based on the current exchange rates at the end of the period or historical exchange rates, as appropriate, for the balance sheet and average exchange rates for results of operations and cash flows. Gains and losses resulting from translation are recorded in accumulated other comprehensive income (loss).

Revenue recognition

Sales are generally recorded as products are shipped or services delivered and title and risk of ownership have passed to customers.

The Electronic Information and Communication Systems segment records sales and gross profits on its long-term contracts on a percentage-of-completion basis. The percentage of completion method is used for those construction-type contracts where the performance is anticipated to take more than one year. Contract claims are recognized in revenue to the extent of costs incurred when their amounts can be reliably estimated and realization is probable. The company determines sales and gross profits by relating costs incurred to current estimates of total manufacturing costs of such contracts. General and administrative expenses are expensed as incurred. Revisions in estimated profits are made in the period in which the circumstances requiring the revision become known. Provisions are made currently for anticipated losses on uncompleted contracts.

“Contract costs and recognized income not yet billed” consists of recoverable costs and accrued profit on long-term contracts for which billings had not been presented to the customers because the amounts were not billable at the balance sheet date, net of progress payments of $7,912,000 at September 30, 2007 and $6,859,000 at September 30, 2006. Amounts become billable when applicable contractual terms are met. Such terms vary, and include the achievement of specified milestones, product delivery and stipulated progress payments. Substantially all such amounts will be billed and collected within one year.

Inventories

Inventories, stated at the lower of cost (first-in, first-out or average) or market, include material, labor and manufacturing overhead costs and are comprised of the following:

	September 30,
	2007	2006
Finished goods	$48,352,000	$46,599,000
Work in process	52,404,000	54,590,000
Raw materials and supplies	43,206,000	43,269,000
	$143,962,000	$144,458,000

Property, plant and equipment

Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of the assets.

Estimated useful lives for property, plant and equipment are as follows: buildings and building improvements — 25 to 40 years; machinery and equipment — 2 to 15 years and leasehold improvements — over the life of the lease or life of the improvement, whichever is shorter. Major improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. The original cost of fully-depreciated property, plant and equipment remaining in use at September 30, 2007 is approximately $106,000,000.

Property, plant and equipment consists of the following:

	September 30,
	2007	2006
Land, buildings and building improvements	$90,037,000	$84,252,000
Machinery and equipment	369,813,000	335,792,000
Leasehold improvements	20,444,000	19,884,000
	480,294,000	439,928,000
Less—Accumulated depreciation and amortization	250,062,000	211,348,000
	$230,232,000	$228,580,000

Acquisitions and costs in excess of fair value of net assets of businesses acquired (“Goodwill”) and other intangible assets

In June 2002, the company acquired a 60% interest in Isofilme Ltda., a Brazilian manufacturer of plastic hygienic and specialty films, for approximately $18,000,000. During the first quarter of 2005, the ownership interest increased from 60% to 90% for an additional investment of approximately $3,900,000. In October 2005, the remaining 10%

was acquired for $1,300,000. During the second quarter of 2005 the Electronic Information and Communication Systems segment acquired two businesses that complement existing communications product lines and enhance the segment’s research and development and customer support capabilities for an aggregate of approximately $9,900,000 plus potential performance-based payments of up to $6,500,000 over six years. In July 2005, the Specialty Plastic Films segment purchased the 40% interest of Finotech Verbundstoffe GmbH & Co. KG (Finotech) that it did not already own from its joint venture partner in an $82,000,000 cash transaction. The purchase was funded with $22,000,000 of cash on-hand and $60,000,000 of financing obtained through the company’s existing revolving credit facility. These acquisitions increased indefinite lived intangible assets and unpatented technology by approximately $11,000,000 and increased amortizable customer relationship intangible assets by approximately $26,000,000.

The above acquisitions have been accounted for as purchases and resulted in an increase in goodwill of approximately  $41,000,000 in 2005. Currency translation adjustments related to specialty plastic films’ foreign operations increased goodwill by $8,600,000 in 2007 and $2,600,000 in 2006.

Goodwill and other intangible assets include the following:

	2007	2006
Goodwill	$108,417,000	$99,540,000
Customer relationships	26,978,000	25,175,000
Unpatented technology	10,621,000	10,514,000
Other	643,000	731,000
	$146,659,000	$135,960,000

The weighted useful lives of amortizable intangible assets average approximately 25 years and amortization will average approximately $1,200,000 for each of the five succeeding years.

Assets acquired and liabilities assumed as a consequence of the Finotech minority interest purchase included property, plant and equipment of $8,300,000, intangible assets of $25,000,000, goodwill of $33,900,000 and tax liabilities of $11,200,000. Pro forma results of operations had the purchase taken place at the beginning of fiscal 2005 are as follows:

2005
Net sales	$1,132,000,000
Net income	$50,555,000
Diluted earnings per share	$1.61

Income taxes

The company provides for income taxes using the liability method. Deferred taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The effect of changes in tax laws or rates is accounted for in the period of enactment.

The provision for income taxes from continuing operations is comprised of the following:

	2007	2006	2005
Current	$23,275,000	$27,301,000	$25,269,000
Deferred	(10,004,000)	(4,012,000)	(1,740,000)
	$13,271,000	$23,289,000	$23,529,000

	2007	2006	2005
Federal	$9,070,000	$17,942,000	$12,973,000
Foreign	2,465,000	1,843,000	7,545,000
State and local	1,736,000	3,504,000	3,011,000
	$13,271,000	$23,289,000	$23,529,000

The components of income from continuing operations before income taxes are as follows:

	2007	2006	2005
Domestic	$26,004,000	$57,770,000	$46,228,000
Foreign	15,432,000	11,375,000	24,696,000
	$41,436,000	$69,145,000	$70,924,000

The provision for income taxes from continuing operations includes current U.S. Federal income taxes of $14,958,000 in 2007, $21,855,000 in 2006 and $14,035,000 in 2005. The deferred taxes result primarily from differences in the reporting of depreciation, interest, the allowance for doubtful accounts, inventory valuation, and other currently nondeductible accruals. Prepaid expenses and other assets at September 30, 2007 and 2006 include deferred income tax assets aggregating $18,180,000 and $19,900,000, respectively, attributable primarily to accruals and allowances that are not presently deductible. Other liabilities and deferred credits at September 30, 2007 and 2006 included deferred taxes of $9,174,000 and $15,700,000, respectively, attributable primarily to depreciation and interest. The company has not recorded deferred income taxes on the undistributed earnings of its foreign subsidiaries because of management’s intent to indefinitely reinvest such earnings. At September 30, 2007, the company’s share of the undistributed earnings of the foreign subsidiaries amounted to approximately $85,000,000.

Cash payments for income taxes were $22,943,000, $30,814,000 and $11,050,000 in 2007, 2006 and 2005, respectively.

The company’s provision for income taxes from continuing operations includes a benefit of $1,426,000 in 2007 and $1,359,000 in 2006 reflecting the resolution of certain previously recorded tax liabilities principally due to the closing for adjustments by statute of prior years’ tax returns. The following table indicates the significant elements contributing to the difference between the U.S. Federal statutory tax rate and the company’s effective tax rate from continuing operations:

	2007	2006	2005
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State and foreign income taxes	2.8	1.3	1.2
German income tax rate adjustment	(2.4)	—	—
Resolution of contingencies	(2.7)	(2.0)	(1.9)
Other	(0.7)	(.6)	(1.1)
Effective tax rate	32.0%	33.7%	33.2%

Research and development costs, shipping and handling costs and advertising costs

Research and development costs not recoverable under contractual arrangements are charged to selling, general and administrative expense as incurred. Approximately $16,400,000, $15,300,000, and $16,100,000 in 2007, 2006 and 2005, respectively, was incurred on such research and development.

Selling, general and administrative expenses include shipping and handling costs of $38,900,000 in 2007, $39,200,000 in 2006 and $34,400,000 in 2005 and advertising costs, which are expensed as incurred, of $17,500,000 in 2007 and $16,900,000 in 2006.

Accrued liabilities and other liabilities and deferred credits

Accrued liabilities included the following at September 30:

	2007	2006
Payroll and other employee benefits	$22,500,000	$27,700,000
Insurance and related accruals	12,300,000	11,800,000

Other liabilities and deferred credits included pension liabilities of $42.5 million at September 30, 2007 and $43.7 million at September 30, 2006.

Earnings (loss) per share (EPS)

Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of Common Stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of Common Stock outstanding plus additional common shares that could be issued in connection with potentially dilutive securities. Basic and diluted EPS for the years ended September 30, 2007 and 2006 were determined using the following information:

	2007	2006
Income from continuing operations available to common stockholders	$28,165,000	$45,856,000
Weighted-average shares outstanding - basic EPS	29,983,000	29,968,000
Incremental shares from stock-based compensation	930,000	1,234,000
Incremental shares from 4% convertible notes	22,000	124,000
Weighted average shares outstanding – diluted EPS	30,935,000	31,326,000

In 2005, the weighted average number of shares of Common Stock used in determining basic and diluted EPS was 29,851,000 and 31,416,000, respectively.

In October 2004 the Financial Accounting Standards Board (“FASB”) ratified the consensus of the Emerging Issues Task Force on Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” This consensus requires contingently convertible debt to be included in the calculation of diluted earnings per share even though related market based contingencies have not been met. Holders of the company’s 4% convertible subordinated notes are entitled to convert their notes upon the occurrence of certain events and on the terms described in Note 3. Shares potentially issuable upon conversion will be included in the calculation of diluted earnings per share using the “treasury stock” method. Adoption of Issue 04-8, which became effective in fiscal 2005, did not affect the company’s fiscal 2004 or previously reported diluted earnings per share amounts.

Recent accounting pronouncements

The FASB has issued Statement of Financial Accounting Standards Nos. 155, “Accounting for Certain Hybrid Financial Instruments”; 156, “Accounting for Servicing of Financial Assets”; 157, “Fair Value Measurements”; 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”; 159, “The Fair Value Option for Financial Assets and Liabilities”; Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”; and Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” SFAS 155 establishes the accounting for certain derivatives embedded in other financial instruments. SFAS 156 amends the accounting for separately recognized servicing assets and liabilities. SFAS 157 defines and emphasizes fair value as a market-based measurement. SFAS 158 requires the recognition of the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability on the balance sheet and to recognize changes in funded status in the year in which the changes occur through comprehensive income (see Note 5). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value. SAB 108 requires quantification of financial statement misstatements based on the effects of the misstatement on the financial statements and the related financial statement disclosures. Interpretation 48, which becomes effective in fiscal 2008, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The company does not believe that the adoption of SFAS 155, SFAS 156, SFAS 157, SFAS 158, SFAS 159 and SAB 108 have had or will have a material effect on the company’s consolidated financial position, results of operations or cash flows. The company is currently assessing what the effects of Interpretation 48 will be on the financial statements.

NOTE 2 — DISCONTINUED OPERATIONS

As a result of the downturn in the residential housing market and the impact on the Installation Services segment, the company’s management initiated a plan during the second quarter of fiscal 2008 to exit certain markets within the Installation Services segment through the sale or disposition of business units. As part of the decision to exit certain markets, the company closed three units of the Installation Services segment in the second quarter of fiscal 2008.  Accordingly, the company reported those units as discontinued operations in its Quarterly Report on Form 10-Q for the period ended March 31, 2008.

Subsequently, during the third quarter of fiscal 2008, the company’s board of directors approved a plan to exit all other operating activities of the Installation Services segment in 2008, with the exception of two units which were merged into the Garage Doors segment. The plan met the criteria for discontinued operations classification in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As part of this plan, the company closed one additional unit during the third quarter of fiscal 2008, sold nine units to one buyer in the third quarter of fiscal 2008 and entered into an agreement in the fourth quarter of fiscal 2008 to sell the remaining two units. Operating results of substantially all of the Installation Services segment were reported as discontinued operations in the consolidated statements of income for all periods presented in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and, beginning with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, the Installation Services segment is excluded from segment reporting.

The following amounts related to the Installation Services segment have been segregated from the company’s continuing operations and are reported as assets and liabilities of discontinued operations in the consolidated balance sheets:

	September 30, 2007		September 30, 2006
	Current	Long-term	Current	Long-term
Assets of discontinued operations:
Accounts receivable	$38,007,000	$—	$49,093,000	$—
Inventories	17,813,000	—	20,631,000	—
Prepaid expenses and other current assets	3,219,000	—	2,078,000	—
Property and equipment	3,217,000	—	—	3,395,000
Goodwill	—	6,339,000	—	—
Intangible and other assets	641,000	7,259,000	—	2,331,000

Total assets of discontinued operations	$62,897,000	$13,598,000	$71,802,000	$5,726,000
Liabilities of discontinued operations:
Accounts payable	$6,317,000	$—	$10,547,000	$—
Accrued liabilities	10,970,000	—	12,969,000	—
Other liabilities	—	6,449,000	—	6,328,000

Total liabilities of discontinued operations	$17,287,000	$6,449,000	$23,516,000	$6,328,000

Net sales of the Installation Services’ operating units were $250.9 million, $308.8 million and $269.6 million for fiscal 2007, 2006 and 2005, respectively.

In January 2007, the Installation Services segment acquired a kitchen cabinet installation business for approximately $17,000,000 plus potential performance-based payments over a three-year period. The company recorded $6.3 million in goodwill and $5.4 million in other intangible assets, including $4.1 million in amortizable customer relationship intangible assets.

NOTE 3 — NOTES PAYABLE AND LONG-TERM DEBT

At September 30, 2007 and 2006, the company had short-term notes payable of $1,872,000 and $7,196,000, respectively, principally in connection with its foreign operations. The average interest rate of outstanding short-term debt was 13.6% and 5.8% at September 30, 2007 and 2006, respectively.

Long-term debt at September 30 consisted of the following:

	2007	2006
4% convertible subordinated notes	$130,000,000	$130,000,000
Notes payable to banks - revolving credits	76,000,000	69,000,000
Capital lease - real estate	14,290,000	—
Real estate mortgages	8,577,000	8,951,000
ESOP loan	1,667,000	2,083,000
Other	425,000	90,000
	230,959,000	210,124,000
Less: current portion	(1,521,000)	(896,000)
	$229,438,000	$209,228,000

The company has outstanding $130,000,000 of 4% convertible subordinated notes due 2023 (the “Notes”). Holders may convert the Notes at a conversion price of $24.13 per share, subject to adjustment, which is equal to a conversion rate of approximately 41.4422 shares per $1,000 principal amount of Notes. The Notes are convertible (1) when the market price of the company’s Common Stock is more than 150%, as amended, of the conversion price, (2) if the company has called the notes for redemption, (3) if during a 5 day trading period the trading price of the Notes falls below certain thresholds or (4) upon the occurrence of specified corporate transactions. Upon conversion, the company had the option of delivering cash or a combination of cash and shares of Common Stock in exchange for tendered Notes. The company has irrevocably elected to pay Noteholders at least $1,000 in cash for each $1,000 principal amount of Notes presented for conversion. The excess of the value of the company’s Common Stock that would have been issuable upon conversion over the cash delivered will be paid to Noteholders in shares of the company’s Common Stock.

The company may redeem the Notes on or after July 26, 2010, for cash, at their principal amount plus accrued interest. Holders of the Notes may require the company to repurchase all or a portion of their Notes on July 18, 2010, 2013 and 2018, and upon a change in control.

In December 2006, the company and a subsidiary modified their existing senior secured multicurrency revolving credit facility, executed in December 2005, increasing the facility to provide up to $175,000,000 and extending its remaining term to five years. As part of the modification, the company expanded and utilized the multicurrency option to refinance short-term notes payable and terminated revolving credit facilities available to the company’s European operations. Commitments under the credit agreement may be increased by $50,000,000 under certain circumstances upon request of the company. The agreement contains certain covenants including a consolidated leverage ratio, a consolidated fixed charges ratio and minimum consolidated net worth. Borrowings under the credit agreement bear interest (6.29% at September 30, 2007) at rates based upon LIBOR or the prime rate and are collateralized by stock of a subsidiary of the company, the net assets of which aggregated approximately $465,000,000 at September 30, 2007.

In October 2006, a subsidiary of the company entered into a capital lease in the amount of $14,290,000 for real estate it occupies in Troy, Ohio. Approximately $10 million was used to acquire the building and the remaining $4.3 million was restricted for improvements. The lease matures in 2021, bears interest at a fixed rate of 5.06%, is secured by a mortgage on the real estate and is guaranteed by the company.

Real estate mortgages bear interest at rates from 6.3% to 6.6% with maturities extending through 2016 and are collateralized by real property whose carrying value at September 30, 2007 aggregated approximately $12,600,000.

The company’s Employee Stock Ownership Plan (“ESOP”) (see Note 5) has a loan agreement the proceeds of which were used to purchase equity securities of the company. Outstanding borrowings of the ESOP have maturities extending through 2011, bear interest at rates (6.49% at September 30, 2007 and 6.64% at September 30, 2006) based upon the prime rate or LIBOR and are guaranteed by the company.

The following are the maturities of long-term debt outstanding at September 30, 2007:

2008	$1,521,000
2009	1,706,000
2010	1,835,000
2011	1,750,000
2012	77,186,000
Later Years	146,961,000

NOTE 4 — SHAREHOLDERS’ EQUITY

The FASB has issued SFAS 123R, “Share-Based Payment,” which requires that compensation costs relating to share-based payment transactions be recognized in the financial statements based upon fair value, eliminates the option to continue to account for such compensation under APB Opinion No. 25 and, pursuant to SEC Release 33-8568, became effective in the first quarter of fiscal 2006. The company adopted this pronouncement using modified prospective application and previously reported operating results and earnings per share amounts are unchanged. The company previously adopted stock option plans under which options for an aggregate of 6,950,000 shares of Common Stock may be granted. As of September 30, 2007, options for 54,878 shares remain available for future grants under such plans. The plans provide for the granting of options at an exercise price of not less than 100% of the fair market value per share at date of grant. Options generally expire ten years after date of grant and become exercisable in equal installments over two to four years.

Transactions under these stock options plans are as follows:

	NUMBER OF SHARES UNDER OPTION	WEIGHTED AVERAGE EXERCISE PRICE
Outstanding at September 30, 2004	5,740,803	$11.48
Granted	342,700	$19.38
Exercised	(2,456,363)	$10.87
Forfeited/expired	(8,200)	$18.62
Outstanding at September 30, 2005	3,618,940	$12.62
Granted	122,500	$28.06
Exercised	(881,307)	$11.18
Forfeited/expired	(39,547)	$19.74
Outstanding at September 30, 2006	2,820,586	$13.65
Granted	10,500	$15.92
Exercised.	(628,307)	$14.15
Forfeited/expired	(30,506)	$22.05
Outstanding at September 30, 2007	2,172,273	$13.40

During 2006, shareholders approved the Griffon Corporation 2006 Equity Incentive Plan (“Incentive Plan”) under which awards of performance shares, performance units, stock options, stock appreciation rights, restricted shares and deferred shares may be granted. The maximum number of shares of common stock available for award under the Incentive Plan is 1,700,000. he number of shares available under the Incentive Plan is reduced by a factor of two to one for awards other than stock options. If the remaining shares available under the Incentive Plan were awarded through stock options, approximately 1,013,000 shares would be issued or if the remaining shares were awarded as restricted stock, approximately 507,000 shares would be issued.

Transactions involving stock options under the Incentive Plan are as follows:

	NUMBER	WEIGHTED
	OF SHARES	AVERAGE
	UNDER	EXERCISE
	OPTION	PRICE
Outstanding at September 30, 2005	—	$—
Granted	25,000	$24.31
Exercised	—	$—
Forfeited/expired	—	$—
Outstanding at September 30, 2006	25,000	$24.31
Granted	23,500	$15.92
Exercised	—	$—
Forfeited/expired	(12,000)	$23.56
Outstanding at September 30, 2007	36,500	$19.26

Transactions involving restricted stock under the Incentive Plan are as follows:

		WEIGHTED
		AVERAGE
	NUMBER	FAIR
	OF SHARES	VALUE
Unvested at September 30, 2005	—	$—
Granted	309,326	$23.96
Fully vested	—	$—
Forfeited/expired	—	$—
Unvested at September 30, 2006	309,326	$23.96
Granted	15,704	$15.92
Fully vested	(67,775)	$23.84
Forfeited/expired	—	$—
Unvested at September 30, 2007	257,255	$23.62

Approximately 16,000 shares of restricted stock vest over 17 months, 44,000 shares of the restricted stock vest over three years with the remaining awards vesting over five years. The aggregate fair value of the 68,000 shares of restricted stock that vested during 2007 was approximately $1,180,000 at the time of vesting.

The total intrinsic value of stock options exercised was approximately $2,665,000, $11,818,000 and $24,746,000 in 2007, 2006 and 2005, respectively.

At September 30, 2007 option groups outstanding and exercisable are as follows:

	Outstanding Options
		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Remaining	Exercise	Intrinsic
Range of Exercise Prices	Options	Life	Price	Value
$20.99 to $28.06	361,350	7.4 years	$24.102	$—
$13.34 to $18.55	548,398	6.2	$15.82	$386,000
$8.35 to $12.00	1,220,550	2.1	$9.91	$6,340,000
$6.59 to $6.82	90,475	2.6	$6.73	$757,000
	2,220,773			$7,483,000

	Exercisable Options
		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Remaining	Exercise	Intrinsic
Range of Exercise Prices	Life	Life	Price	Value
$ 20.99 to $28.06	260,325	6.9 years	$22.96	$—
$ 13.34 to $18.55	479,110	5.8	$15.61	$386,000
$ 8.35 to $12.00	1,220,550	2.1	$9.91	$6,340,000
$ 6.59 to $6.82	90,475	2.6	$6.73	$757,000
	2,050,460			$7,483,000

Approximately 2,050,000, 2,612,000 and 3,331,000 exercisable options with weighted average exercise prices of $12.76, $12.81 and $11.95 were outstanding at September 30, 2007, 2006 and 2005, respectively.

Additionally, in 2005 an option to purchase 250,000 shares of common stock at $22.94 per share was granted to an executive officer of the company, which was not under a stock option plan. The option vested immediately, has a seven year life and is exercisable 50% after one year and 100% after two years.

For the years ended September 30, 2007 and 2006, the company recognized $2,412,000 and $1,711,000 of stock-based compensation, respectively. For the year ended September 30, 2005, the company elected to account for stock-based compensation under Opinion No. 25. Accordingly, no compensation expense had been recognized in connection with options granted.

Had compensation expense for options granted been determined based on the fair value at the date of grant in accordance with Statement No. 123, the company’s net income and earnings per share would have been as follows for the year ended September 30, 2005:

Net income, as reported	$48,813,000
Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,976,000)
Pro forma net income	$44,837,000
Earnings per share
As reported—
Basic	$1.64
Diluted	1.55
Pro forma—
Basic	$1.50
Diluted	1.41

At September 30, 2007, the total compensation cost related to nonvested awards not recognized was $6,993,000 which is to be recognized over a weighted average period of 3.3 years, which represents the requisite service period for such awards. Compensation cost related to stock-based awards with graded vesting are amortized using the straight-line attribution method.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair values of options granted in 2007, 2006 and 2005 were $7.95, $13.25 and $9.06, respectively, based upon the following weighted average assumptions: expected volatility (.4 in 2007, .365 in 2006 and .374 in 2005), risk-free interest rate (4.59% in 2007, 5.02% in 2006 and 4.03% in 2005), expected life (7 years in 2007and 2006 and 6.2 years in 2005), and expected dividend yield (0% in 2007, 2006 and 2005).

The company has an Outside Director Stock Award Plan (the “Outside Director Plan”), which was approved by the shareholders in 1994, under which 330,000 shares may be issued to non-employee directors. Annually, each eligible director is awarded shares of the company’s Common Stock having a value of $10,000 which vests over a three-year period. For shares issued under the Outside Director Plan, the fair market value of the shares at the date of issuance is recognized as compensation expense over the vesting period. In 2007, 2006 and 2005, 4,680, 5,004 and 4,246 shares, respectively, were issued under the Outside Director Plan.

As of September 30, 2007, a total of approximately 3,700,000 shares of the company’s authorized Common Stock were reserved for issuance in connection with stock compensation plans.

On May 9, 2006 the company’s shareholder rights plan expired according to its terms and was not replaced.

A wholly-owned subsidiary of the company has a lease agreement that limits dividends and advances it may pay to the parent company. The agreement permits the payment of income taxes based on a tax sharing arrangement, and dividends based on a percentage of the subsidiary’s net income. At September 30, 2007 the subsidiary had net assets of approximately $465,000,000.

NOTE 5 — PENSION PLANS

The company has pension plans that cover substantially all employees, most of which are defined contribution plans. Company contributions to the defined contribution plans are generally based upon various percentages of compensation, and aggregated $10,300,000 in 2007, $8,400,000 in 2006 and $8,600,000 in 2005. The company also has defined benefit pension plans covering certain employees.

On September 30, 2007, the company adopted the provisions of FASB Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FSAB Statements No. 87, 88, 106, and 132(R)” (“Statement No. 158”), which required the company to recognize the funded status of its defined benefit plans in the accompanying consolidated balance sheet at September 30, 2007, with the corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income upon adoption represents the net actuarial loss, prior service cost, and net transition asset remaining from the initial adoption of FASB Statement No. 87, “Employers Accounting for Pensions” (“Statement No. 87”), which were previously netted against the funded status in the accompanying consolidated balance sheets in accordance with the provisions of Statement No. 87. These amounts will be subsequently recognized as net periodic pension cost. Actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income and will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income upon adoption of Statement No. 158. Statement No. 158 also requires that the measurement date be as of the balance sheet date.

The incremental effect of adopting the provisions of Statement No. 158 on the company’s consolidated balance sheet at September 30, 2007 is as follows:

	Prior to Adopting	Effect of Adopting
	Statement No. 158	Statement No. 158	As Reported

Accrued pension cost	$(18,297,000)	$18,297,000	$—
Additional liability	(22,334,000)	22,334,000	—
Liability to reflect the plans funded status	—	(41,326,000)	(41,326,000)
Deferred income taxes	6,643,000	819,000	7,462,000
Intangible asset	1,645,000	(1,645,000)	—
Accumulated other comprehensive income, net	14,046,000	1,521,000	15,567,000

Plan assets and benefit obligations of the defined benefit plans are as follows:

	September 30
	2007	2006
Change in benefit obligation—
Projected benefit obligation, beginning of year	$64,906,000	$66,958,000
Service cost	1,247,000	1,355,000
Interest cost	3,728,000	3,454,000
Actuarial (gain) loss	(1,563,000)	(3,854,000)
Change in provisions	196,000	—
Benefit payments	(2,863,000)	(3,007,000)
Projected benefit obligation, end of year	65,651,000	64,906,000

Change in plan assets—
Fair value of plan assets, beginning of year	21,069,000	17,499,000
Actual return on plan assets	3,277,000	1,683,000
Contributions	2,842,000	4,894,000
Benefits paid	(2,863,000)	(3,007,000)
Fair value of plan assets, end of year	24,325,000	21,069,000
Projected benefit obligation in excess of plan assets	$(41,326,000)	$(43,837,000)

Balance sheet amounts—
Noncurrent assets	$—	$1,774,000
Current liabilities	$(2,512,000)	$(2,391,000)
Noncurrent liabilities	$(38,814,000)	$(40,689,000)

Amounts recognized in accumulated other comprehensive income, prior to tax—
Unrecognized net loss	$21,386,000	$26,185,000
Unrecognized prior service cost	1,645,000	—
Unrecognized net transition asset	(2,000)	(4,000)
Net amount recognized	$23,029,000	$26,181,000

Accumulated benefit obligation	$64,956,000	$64,149,000

Included in accumulated other comprehensive income at September 30, 2007 are the following amounts: net actuarial loss of $14,497,000, net of tax, prior service cost of $1,069,000, net of tax and net transition asset of $1,000, net of tax. The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic pension cost over the next fiscal year are $957,000 and $337,000, respectively. The deferred tax expense related to minimum pension liability adjustments included in other comprehensive income totaled approximately $1.6 million and $2.5 million in 2007 and 2006, respectively.

Net periodic pension cost for the defined benefit plans was as follows:

	2007	2006	2005
Service cost	$1,247,000	$1,355,000	$1,566,000
Interest cost	3,728,000	3,454,000	3,012,000
Expected return on plan assets	(1,794,000)	(1,498,000)	(1,285,000)
Amortization of net actuarial loss	2,510,000	3,001,000	1,782,000
Amortization of prior service cost	322,000	322,000	322,000
Amortization of transition asset	(1,000)	(1,000)	(1,000)
	$6,012,000	$6,633,000	$5,396,000

The following actuarial assumptions were used in determining the present value of the projected benefit obligation for the company’s defined benefit pension plans:

	2007	2006	2005
Discount rate	6.30%	5.85%	5.25%
Expected return on plan assets	8.50%	8.50%	8.50%
Compensation rate increase	3.00%-3.50%	3.00%-3.50%	3.00%-3.50%

The 2006 and 2005 assumptions described above were also used in determining the net periodic pension cost for fiscal 2007 and 2006, respectively. The company expects to contribute approximately $3,100,000 to the defined benefits plans in fiscal 2008 and expected benefit payments under the defined benefit plans at September 30, 2007 are $2,512,000 in 2008, $2,533,000 in 2009, $4,726,000 in 2010, $4,834,000 in 2011, $5,025,000 in 2012 and $26,388,000 in the years 2013 to 2017.

At September 30, 2007 and 2006, the asset allocation percentage of the defined benefit plans was as follows:

	Target Allocation	Percentage of Plan Assets
Asset Category	2007	2007	2006
Equity securities	65%	65%	68%
Debt securities	28%	28%	25%
Other	7%	7%	7%
Totals	100%	100%	100%

The company’s investment strategy for defined benefit plan assets is designed to achieve long-term investment objectives and minimize related investment risk. The investment strategy is reviewed annually. Equity securities consist principally of domestic stocks and debt securities consist of investment grade bonds. The expected rate of return on plan assets is based on the defined benefit plans’ asset allocations, investment strategy and consultation with third-party investment managers.

The company has an ESOP that covers substantially all employees. Shares of the ESOP which have been allocated to employee accounts are charged to expense based on the fair value of the shares transferred and are treated as outstanding in earnings per share calculations. Compensation expense under the ESOP was $740,000 in 2007, $849,000 in 2006 and $916,000 in 2005. The cost of shares held by the ESOP and not yet allocated to employees is reported as a reduction of shareholders’ equity.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

The company and its subsidiaries rent real property and equipment under operating leases expiring at various dates. Most of the real property leases have escalation clauses related to increases in real property taxes.

Future minimum payments under noncancellable operating leases consisted of the following at September 30, 2007:

2008	$32,000,000
2009	22,000,000
2010	16,000,000
2011	10,000,000
2012	8,000,000
Later years	5,000,000

Rent expense for all operating leases totaled approximately $31,600,000, $31,300,000 and $30,000,000 in 2007, 2006 and 2005, respectively.

The company is subject to various laws and regulations relating to the protection of the environment and is a party to legal proceedings arising in the ordinary course of business. Under a Consent Order entered into with the New York State Department of Environmental Conservation, a subsidiary of the company has performed remedial investigations at a site in Peekskill, New York which was sold in 1982. Based on facts presently known to it, the company believes that the resolution of such matters will not have a material adverse effect on its consolidated financial position, results of operations and cash flows.

NOTE 7 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly results of operations for the years ended September 30, 2007 and 2006 are as follows:

	Quarters Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Net sales	$333,410,000	$337,194,000	$330,727,000	$364,398,000

Gross profit	$78,811,000	$72,958,000	$66,844,000	$75,943,000

Income from continuing operations	$10,043,000	$6,145,000	$3,056,000	$8,921,000
Loss from discontinued operations	(1,081,000)	(1,748,000)	(2,801,000)	(456,000)
Net income	$8,962,000	$4,397,000	$255,000	$8,465,000
Earnings (loss) per share of common stock (1):
Basic:
Continuing operations	$.33	$.20	$.10	$.30
Discontinued operations	(.03)	(.05)	(.09)	(.02)
	$.30	$.15	$.01	$.28
Diluted:
Continuing operations	$.33	$.20	$.10	$.29
Discontinued operations	(.04)	.(06)	(.09)	(.02)
	$.29	$.14	$.01	$.27

	Quarters Ended
	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2005
Net sales	$401,794,000	$350,021,000	$291,314,000	$284,606,000

Gross profit	$92,238,000	$87,471,000	$71,257,000	$69,741,000

Income from continuing operations	$16,546,000	$17,873,000	$6,302,000	$5,135,000
Income from discontinued operations	1,893,000	1,490,000	906,000	1,641,000
Net income	$18,439,000	$19,363,000	$7,208,000	$6,776,000
Earnings per share of common stock (1):
Basic:
Continuing operations	$.55	$.60	$.21	$.17
Discontinued operations	.07	.05	.03	.05
	$.62	$.65	$.24	$.22
Diluted:
Continuing operations	$.53	$.56	$.20	$.16
Discontinued operations	.07	.05	.03	.06
	$.60	$.61	$.23	$.22

(1)             Earnings (loss) per share are computed independently for each of the quarters presented on the basis described in Note 1. The sum of the quarters may not be equal to the full year earnings per share amounts.

NOTE 8 — BUSINESS SEGMENTS

The company’s reportable business segments are as follows — Electronic Information and Communication Systems (communication and information systems for government and commercial markets); Garage Doors (manufacture and sale of residential and commercial/industrial garage doors, and related products); and Specialty Plastic Films (manufacture and sale of plastic films and film laminates for baby diapers, adult incontinence care products, disposable surgical and patient care products and plastic packaging). The company’s reportable segments are distinguished from each other by types of products and services offered, classes of customers, production and distribution methods, and separate management. The company’s Installation Services segment (sale and installation of building products primarily for new construction, such as garage doors, garage door openers, manufactured fireplaces and surrounds, appliances, flooring and cabinets) has been reflected as discontinued operations in the consolidated financial statements for all periods presented and, accordingly, is excluded from segment disclosures (see Note 2).

The company evaluates performance and allocates resources based on operating results before interest income or expense, income taxes and certain nonrecurring items of income or expense. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies, including the use of the percentage of completion method of accounting by the Electronic Information and Communication Systems segment (see Note 1). Intersegment sales are based on prices negotiated between the segments, and intersegment sales and profits are not eliminated in evaluating performance of a segment.

Information on the company’s business segments is as follows:

	Electronic
	Information and		Specialty
	Communication	Garage	Plastic
	Systems	Doors	Films	Totals
Revenues from external customers—
2007	$472,549,000	$486,606,000	$406,574,000	$1,365,729,000
2006	387,437,000	558,925,000	381,373,000	1,327,735,000
2005	220,993,000	541,231,000	370,158,000	1,132,382,000
Sales to discontinued segments—
2007	$—	$13,886,000	$—	$13,886,000
2006	—	16,668,000	—	16,668,000
2005	—	17,704,000	—	17,704,000
Segment profit (loss)—
2007	$45,888,000	$7,117,000	$17,263,000	$70,268,000
2006	39,609,000	42,493,000	15,450,000	97,552,000
2005	18,117,000	39,659,000	31,582,000	89,358,000
Segment assets—
2007	$241,639,000	$217,744,000	$351,314,000	$810,697,000
2006	263,912,000	213,876,000	322,479,000	800,267,000
2005	200,409,000	189,064,000	304,135,000	693,608,000
Segment capital expenditures—
2007	$5,428,000	$15,596,000	$8,634,000	$29,658,000
2006	7,827,000	22,408,000	10,564,000	40,799,000
2005	5,968,000	6,169,000	27,118,000	39,255,000
Depreciation and amortization expense—
2007	$5,800,000	$11,041,000	$20,986,000	$37,827,000
2006	5,409,000	7,703,000	18,264,000	31,376,000
2005	5,335,000	7,169,000	16,306,000	28,810,000

Goodwill at September 30, 2007 includes approximately $12,900,000 attributable to the Garage Doors segment, $18,600,000 in the Electronic Information and Communication Systems segment and $77,000,000 in the Specialty Plastic Films segment.

Following are reconciliations of segment profit, assets, capital expenditures and depreciation and amortization expense to amounts reported in the consolidated financial statements:

	2007	2006	2005
Profit—
Profit for all segments	$70,268,000	$97,552,000	$89,358,000
Unallocated amounts	(18,721,000)	(19,695,000)	(15,997,000)
Interest expense and other, net (1)	(10,111,000)	(8,712,000)	(2,437,000)
Income from continuing operations before income taxes	$41,436,000	$69,145,000	$70,924,000
Assets—
Total for all segments	$810,697,000	$800,267,000	$693,608,000
Assets of discontinued operations	76,495,000	77,528,000	64,745,000
Unallocated amounts	74,465,000	52,363,000	95,261,000
Intersegment eliminations	(1,799,000)	(1,944,000)	(2,187,000)
Total consolidated assets	$959,858,000	$928,214,000	$851,427,000
Capital expenditures—
Total for all segments	$29,658,000	$40,799,000	$39,255,000
Unallocated amounts	79,000	854,000	193,000
Total consolidated capital expenditures	$29,737,000	$41,653,000	$39,448,000
Depreciation and amortization expense—
Total for all segments	$37,827,000	$31,376,000	$28,810,000
Unallocated amounts	2,529,000	2,598,000	2,587,000
Total consolidated depreciation and amortization	$40,356,000	$33,974,000	$31,397,000

(1)             Includes pre-tax gain in 2005 of $3.7 million on sale of land and building.

Revenues from continuing operations, based on the customers’ locations, and property, plant and equipment attributed to the United States and all other countries are as follows:

	2007	2006	2005
Revenues by geographic area—
United States	$978,220,000	$977,625,000	$789,009,000
Germany	83,446,000	74,886,000	66,853,000
United Kingdom	33,893,000	21,392,000	31,162,000
Canada	57,759,000	59,797,000	55,912,000
Poland	25,710,000	21,900,000	30,704,000
All other countries	186,701,000	172,135,000	158,742,000
Consolidated net sales from continuing operations	$1,365,729,000	$1,327,735,000	$1,132,382,000

Property, plant and equipment by geographic area—
United States	$128,595,000	$129,610,000	$107,013,000
Germany	79,132,000	79,493,000	88,102,000
All other countries	22,505,000	19,477,000	17,712,000
Consolidated property, plant and equipment	$230,232,000	$228,580,000	$212,827,000

Sales to a customer of the Specialty Plastic Films segment were approximately $218,000,000 in 2007, $226,000,000 in 2006 and $255,000,000 in 2005. Sales to the United States Government and its agencies, either as a prime contractor or subcontractor, aggregated approximately $375,000,000 in 2007, $282,000,000 in 2006 and $114,000,000 in 2005, all of which are included in the Electronic Information and Communication Systems segment. Unallocated amounts include general corporate expenses and assets, which consist mainly of cash, investments, and other assets not attributable to any reportable segment.

GRIFFON CORPORATION

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BALANCE SHEETS—SEPTEMBER 30, 2007 AND 2006

	September 30,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$3,635,000	$1,437,000
Prepaid expenses and other current assets	16,093,000	18,427,000
Total current assets	19,728,000	19,864,000
Property, plant & equipment at cost, less accumulated depreciation	925,000	1,076,000
Investment in subsidiaries	705,315,000	655,344,000
Other assets	11,372,000	13,322,000
	$737,340,000	$689,606,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$417,000	$417,000
Accounts payable and accrued liabilities	18,389,000	21,481,000
Income taxes	1,800,000	7,813,000
Total current liabilities	20,606,000	29,711,000
Long-term liabilities:
Convertible subordinated notes	130,000,000	130,000,000
Notes payable to banks	76,000,000	69,000,000
Other	43,795,000	48,450,000
	249,795,000	247,450,000
Shareholders’ equity	466,939,000	412,445,000
	$737,340,000	$689,606,000

GRIFFON CORPORATION

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30,

	2007	2006	2005
Costs and Expenses:
General and administrative expenses	$16,094,000	$16,576,000	$13,068,000
Interest expense and other, net	6,543,000	5,804,000	5,294,000
	22,637,000	22,380,000	18,362,000
Loss before credit for federal income taxes and equity in net income of subsidiaries	(22,637,000)	(22,380,000)	(18,362,000)
Credit for federal income taxes resulting from tax sharing arrangement with subsidiaries	(7,300,000)	(9,118,000)	(8,388,000)
Loss before equity in net income of subsidiaries	(15,337,000)	(13,262,000)	(9,974,000)
Equity in income of subsidiaries	43,502,000	59,118,000	52,954,000
Income from continuing operations before discontinued operations	28,165,000	45,856,000	42,980,000
Equity in income (loss) of discontinued operations	(6,086,000)	5,930,000	5,833,000
Net income	$22,079,000	$51,786,000	$48,813,000

GRIFFON CORPORATION

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30,

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,079,000	$51,786,000	$48,813,000
Adjustments to reconcile net income to net cash provided (used) by operating activities—
Deferred income taxes	(5,708,000)	(1,514,000)	(1,740,000)
Stock-based compensation	2,412,000	1,711,000	—
Equity in income of subsidiaries	(43,502,000)	(59,118,000)	(52,954,000)
Equity in (income) loss of discontinued operations	6,086,000	(5,930,000)	(5,833,000)
Change in assets and liabilities—
Decrease in prepaid expenses and other assets	204,000	272,000	239,000
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(9,178,000)	565,000	16,029,000
Other changes, net	7,725,000	3,181,000	3,296,000
	(41,961,000)	(60,833,000)	(40,963,000)
Net cash provided by (used in) operating activities	(19,882,000)	(9,047,000)	7,850,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(67,000)	(12,000)	(32,000)
Advances to subsidiaries	(6,500,000)	(6,550,000)	(72,155,000)
Distributions from subsidiaries	22,000,000	—	—
Net cash provided by (used in) investing activities	15,433,000	(6,562,000)	(72,187,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury shares	(4,355,000)	(19,811,000)	(25,909,000)
Proceeds from issuance of long-term debt	33,601,000	74,000,000	60,000,000
Payment of long-term debt	(27,186,000)	(65,416,000)	(500,000)
Exercise of stock options	2,588,000	2,639,000	20,261,000
Tax benefit from exercise of stock options	1,346,000	4,136,000	—
Other, net	653,000	(179,000)	—
Net cash provided by (used in) financing activities	6,647,000	(4,631,000)	53,852,000
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,198,000	(20,240,000)	(10,485,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,437,000	21,677,000	32,162,000
CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,635,000	$1,437,000	$21,677,000

GRIFFON CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

		Additions		Deductions
	Balance at	Charged to	Charged to	Accounts		Balance at
	Beginning	Profit and	Other	Written		End
Description	of Period	Loss	Accounts	Off	Other	of Period
FOR THE YEAR ENDED SEPTEMBER 30, 2007(1):
Allowance for doubtful accounts:
Bad debts	$3,684,000	$649,000	$473,000	$970,000	$—	$3,836,000
Sales returns and allowances	2,623,000	3,478,000	148,000	3,748,000	—	2,501,000
	$6,307,000	$4,127,000	$621,000	$4,718,000	$—	$6,337,000
Inventory valuation	$8,149,000	$1,901,000	$—	$801,000	$(240,000)	$9,489,000
FOR THE YEAR ENDED SEPTEMBER 30, 2006(1):
Allowance for doubtful accounts:
Bad debts	$3,846,000	$863,000	$388,000	$1,172,000	$241,000	$3,684,000
Sales returns and allowances	2,052,000	2,735,000	75,000	2,239,000	—	2,623,000
	$5,898,000	$3,598,000	$463,000	$3,411,000	$241,000	$6,307,000
Inventory valuation	$6,654,000	$3,126,000	$—	$1,713,000	$(82,000)	$8,149,000
FOR THE YEAR ENDED SEPTEMBER 30, 2005(1):
Allowance for doubtful accounts:
Bad debts	$3,954,000	$726,000	$470,000	$1,304,000	$—	$3,846,000
Sales returns and allowances	2,404,000	1,288,000	18,000	1,600,000	58,000	2,052,000
	$6,358,000	$2,014,000	$488,000	$2,904,000	$58,000	$5,898,000
Inventory valuation	$6,588,000	$1,689,000	$—	$1,589,000	$34,000	$6,654,000

(1) Amounts reflect continuing operations only.